Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Acorda Therapeutics, Inc.:

We consent to the use of our report dated February 26, 2010, with respect to the consolidated statements of operations, changes in stockholders' equity, and cash flows of Acorda Therapeutics, Inc. for the year ended December 31, 2009, incorporated herein by reference.

/s/KPMG LLP

Short Hills, New Jersey
February 28, 2012